S-8


As filed with the Securities and Exchange Commission on December 16, 1997
                                         Registration No. 33-______________
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                         LASER-PACIFIC MEDIA CORPORATION
             (Exact Name of Registrant is Specified in its Charter)

         Delaware                                                    95-3824617
         (State or other jurisdiction of                      (I.R.S. Employer
               incorporation or organization)               Identification No.)

         809 N. Cahuenga Boulevard
         Hollywood, California                                 90038
         (Address of Principal Executive Offices)             (Zip Code)

                         LASER-PACIFIC MEDIA CORPORATION
              INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN (1997)
                            (Full Title of the Plan)

                                 James R. Parks
                             Chief Executive Officer
                         Laser-Pacific Media Corporation
                            809 N. Caheunga Boulevard
                           Hollywood, California 90038
                                 (213) 462-6266
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)





                         CALCULATION OF REGISTRATION FEE

                                   Proposed Maximum  Proposed         Regis-
Title of Securities   Amount to be Offering Price    Maximum          tration
to be Registered      Registered   Per Share         Aggregate        Fee
                                                     Offering Price

Common Stock, par     500,000        $0.21875         $109,375          $100
value $0.0001         (1)                              (2)

-------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such additional and indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the above-captioned plan.

(2) Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee, at $0.21875 per share, which was the average of the high and low prices of the common stock of the Company on December 11, 1997 as reported on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market.

PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.

The documents containing the information specified in Item 1 will be sent or given to participants in the Laser-Pacific Media Corporation's Incentive and Non-Qualified Stock Option Plan (1997)(the"Plan")as specified by Rule 428(b)(1) and are not required to be filed as part of this registration statement.

ITEM 2.REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

 The documents containing the information specified in Item 2 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) and are not required to be filed as part of this registration statement.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Laser-Pacific Media Corporation (the "Company") hereby incorporates by reference in this registration statement the following documents:

(a) The Company's latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's latest fiscal year.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d)of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amount paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also provides, as permitted by Section 102(b) of the DGCL, that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director derived an improper personal benefit.



The By-Laws of the Company contain provisions to the effect that each director, officer, employee and agent of the Company shall be indemnified by the Company against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the Company. The provisions include indemnification with respect to matters covered by a settlement. Under Delaware law, any such indemnification shall be made only if the Board of Directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent counsel) or by stockholders, that indemnification is proper on the circumstances because the person seeking indemnification has met the applicable standards of conduct. In addition, it must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

The Company maintains a directors or officers liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Company and its subsidiary companies against any liability by such person in such capacity or arising out of such person's status as such. The insurer's limit of liability under the policy is $5 million in the aggregate for all insured losses. The policy contains various reporting requirements and is subject to certain exclusions and limitations.


ITEM 8.  EXHIBITS

Exhibit
Number    Description of Exhibit

4.1 Form of Common Stock Certificate, previously filed on June 7, 1991 with the Company's registration statement on Form S-1 (Registration No. 33-41085) and incorporated by reference herein.

5.1       Opinion of Weissmann, Wolff, Bergman Coleman & Silverman, LLP

23.1      Consent of KPMG Peat Marwick LLP

23.2      Consent of Weissmann, Wolff, Bergman,
          Coleman & Silverman, LLP (included in Exhibit 5.1)

24.1      Power of Attorney (included on signature page)


ITEM 9.   UNDERTAKINGS

         The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Company is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4)and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that if it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 16 day of December, 1997.

                                                 LASER-PACIFIC MEDIA CORPORATION

                                                  By: /s/ Robert McClain

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert McClain and James R.Parks,and each of them,the undersigned's true and lawful attorney-in-fact, each with full power of substitution and re-substitution, for him in any and all amendments, to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                      Date



/s/ James R. Parks                  Chairman of the Board      December 15,1997
James R. Parks                     and Chief Executive Officer
                                   (principal executive officer)




/s/ Emory M. Cohen                 President, Chief            December 15,1997
Emory M. Cohen                     Operating Officer and
                                    Director


/s/ Robert McClain                 Vice President and          December 15,1997
Robert McClain                     Chief Financial Officer
                                   (principal financial officer)



/s/ Cornelius P.McCarthy III       Director                    December 15,1997
Cornelius P. McCarthy III



/s/Ronald Zimmerman                Director                    December 15,1997
Ronald Zimmerman

                                  EXHIBIT INDEX



Exhibit
Number    Description of Exhibit

4.1 Form of Common Stock Certificate, previously filed on June 7, 1991 with the Company's registration statement on Form S-1 (Registration No. 33-41085) and incorporated by reference herein.

5.1       Opinion of Weissmann, Wolff, Bergman, Coleman & Silverman, LLP

23.1      Consent of KPMG Peat Marwick LLP

23.2 Consent of Weissmann, Wolff, Bergman,Coleman & Silverman, LLP (included in Exhibit 5.1)

24.1      Powers of Attorney (included on signature page)

                                   Exhibit 5-1



Weissmann, Wolff, Bergman, Coleman & Silverman, LLP
A Limited Liability Partnership Including Professional Corporations

                                                  Mailing address:
                                                  9665 Wilshire Boulevard
                                                  Suite 900
                                                  Beverly Hills,
                                                  California 90212-2136

                                                  Telephone:
                                                  (310) 858-7888

                                                  Fax:
                                                  (310) 550-7191

                                                  E-mail:
December 15, 1997                                 wwbcs@earthlink.net


Laser-Pacific Media Corporation
809 N. Cahuenga Boulevard
Hollywood, California 90038

      Re:  Registration Statement on Form S-8

Dear Sirs:

          You have requested the opinion of this firm with respect to certain matters in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the offer and sale of up to 500,000 authorized but unissued shares (the "Shares") of the Common Stock, $0.000l par value, of Laser-Pacific Media Corporation, a Delaware corporation (the "Company"), reserved for issuance upon the exercise of stock options to be granted under the Company's Incentive and Non-Qualified Stock Option Plan (1997) (the "Plan").

     For the purpose of rendering the opinions contained herein, we have examined copies of:

     a. The Registration Statement;

     b. The Plan and the related forms of option agreements;

     c. The Company's certificate of incorporation and bylaws, each as amended to date; and the records of certain corporate proceedings and actions taken by the directors of the Company in connection with the offer and sale of the Shares; and

     d. Such other corporate records and documents as we have deemed necessary or appropriate.

In the course of our examinations and investigations, we have assumed the genuineness of all signatures on all documents and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that the issuance of the Shares has been duly authorized and that the Shares, when issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                             Very truly yours.

                                             /s/ WEISSMANN, WOLFF, BERGMAN,
                                             COLEMAN & SILVERMAN,
                                             WEISSMANN, WOLFF, BERGMAN,
                                             COLEMAN & SILVERMAN, LLP

                                  EXHIBIT 23.1






KPMG Peat Marwick LLP




                                CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders:
Laser-Pacific Media Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Laser-Pacific Media Corporation of our report dated March 14, 1997, relating to the consolidated balance sheets of Laser-Pacific Media Corporation and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Laser-Pacific Media Corporation.

Our report dated March 14, 1997, contains an explanatory paragraph that states that the Company has a working capital deficiency, an accumulated deficit and has sustained a net loss in the current year, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                                  /S/ KPMG Peat Marwick LLP
                                                  KPMG Peat Marwick LLP
Los Angeles, California
December 10, 1997